 Berkshire Hills Reports 40% Growth in Second Quarter Core EPS
Quarterly Dividend Declared

Pittsfield, MA – July 26, 2011 – Berkshire Hills Bancorp, Inc. (NASDAQ:BHLB) reported second quarter 2011 core earnings per share totaling $0.35, increasing by 40% compared to $0.25 in the second quarter of 2010.  This increase resulted from strong ongoing organic growth together with the benefits of the acquisition of Rome Bancorp, which was completed on April 1, 2011.

Berkshire also completed the acquisition of Legacy Bancorp on July 21, 2011.  This event will be reported in Berkshire’s third quarter financial results.  Berkshire incurred non-core merger related expenses in the second quarter for both the Rome and Legacy transactions.  Net of these expenses, which totaled $0.24 per share after-tax, GAAP earnings per share were $0.11 during the quarter.

Including the Legacy acquisition in July, Berkshire’s total assets have now grown by more than 40% this year to over $4 billion, and Berkshire’s total common shares outstanding have increased by about 50% to approximately 21.1 million.  Based on the $23.06 closing price of Berkshire’s common stock on July 20, 2011, Berkshire’s total market capitalization exceeds $480 million.

SECOND QUARTER FINANCIAL HIGHLIGHTS (Revenue and expense comparisons are to the prior year second quarter, unless otherwise noted.  Second quarter results include the operations of Rome Bancorp.  Organic growth numbers exclude acquired Rome balances.)

•	40% increase in core earnings per share
•	16% organic annualized commercial loan growth
•	9% organic annualized total loan growth
•	3% organic annualized deposit growth
•	3.52% net interest margin, improved from 3.30% in the first quarter of 2011
•	22% increase in wealth management fee income
•	0.52% non-performing assets/total assets
•	0.24% annualized net loan charge-offs/average loans
•	0.62% accruing delinquent loans/loans

BHLB – Berkshire Hills Bancorp	Page 1	www.berkshirebank.com

Berkshire President and CEO, Michael P. Daly, stated “Our solid core earnings growth reflects strong organic growth and sensible bank acquisitions that are improving the strength of our franchise and shareholder value.  We have completed the Rome and Legacy acquisitions as planned.  We fully expect to achieve the cost savings and earnings targets that we have previously set out for these mergers and for our overall operations, and we are also benefiting from a higher net interest margin.  Our tangible book value per share at mid-year improved from where it was before we announced these acquisitions, reflecting our financial disciplines to produce strong earnings accretion while carefully managing any impact on tangible equity.”

Mr. Daly continued, “All major business lines produced solid organic growth in the second quarter.  Growth has been led by the commercial lending teams recruited in recent years, as Berkshire continues to increase its market share in supporting business activity in our regional markets.  Our annualized organic core earnings per share growth continues to exceed 25%.  Our core return on assets has increased by 41% over 2010, and we are moving strongly towards our medium term goal to produce an annualized return on assets exceeding 1%.  For the quarter, our marginal core return on equity exceeded 10% on the additional capital that we utilized in the second quarter, which is consistent with our investment objectives.  Our asset quality metrics continue to be favorable and our capital ratios are strong and have improved during the year.  We continue to take advantage of the opportunities to take our company to the next level in serving our markets and in our attractiveness to the investment community.”

DIVIDEND DECLARED

The Board of Directors maintained the cash dividend on Berkshire’s common stock, declaring a dividend of $0.16 per share to stockholders of record at the close of business on August 11, 2011 and payable on August 25, 2011.   This dividend equates to a 2.95% annualized yield based on the average closing price of Berkshire’s common stock in the second quarter of 2011.

FINANCIAL CONDITION

Changes in financial condition in the second quarter reflected the Rome acquisition at the start of the quarter, together with the ongoing benefit of organic loan and deposit growth.  Total assets increased to $3.2 billion, including the addition of $0.3 billion in Rome assets.  Total loans increased by 14% during the second quarter, including the benefit of 9% annualized organic loan growth.  Commercial business loans increased at a 16% annualized organic rate in the second quarter, including the benefit of higher asset based loans.  Residential mortgage balances increased at a 6% organic annualized rate, offsetting the impact of planned runoff of indirect auto loans.

Second quarter asset quality metrics remain favorable and continue to improve.  Non-performing assets decreased to 0.52% of total assets, and annualized net loan charge-offs decreased to 0.24% of average loans.  Accruing delinquent loans also remained favorable, decreasing to 0.62% of total loans.

BHLB – Berkshire Hills Bancorp	Page 2	www.berkshirebank.com

Total deposits increased by 11% in the second quarter with the benefit of the Rome acquisition.  Annualized organic deposit growth was 3% for the quarter.  The loan/deposit ratio was 99% at mid-year, reflecting the Bank’s ongoing strong liquidity.

Berkshire issued 2.7 million shares for the Rome acquisition at an average value of $20.83 based on the closing price of Berkshire’s stock prior to the acquisition.  Total shareholders’ equity increased by $54 million primarily due to the benefit of this stock issuance.  Total intangible assets increased by $20 million as a result of the Rome purchase accounting.  Tangible book value per share was $15.07 at mid-year, declining slightly from $15.35 at the start of the year.  Total book value per share decreased to $26.61 from $27.61 during this period, primarily reflecting the $20.83 per share book value of the new shares issued.  The ratio of tangible equity/assets increased to 8.3% from 8.0% during the first half of the year including the benefit of the Rome acquisition.

RESULTS OF OPERATIONS

The second quarter of 2011 was the first period including the benefits of the Rome operations acquired at the start of the quarter.  As a result, most categories of income and expense increased due to the Rome merger.  Most core profitability measurements improved due to the benefit of this merger.  Results in the most recent quarter include an estimated $0.03 per share accretive core earnings benefit from the Rome acquisition.  Earnings per share were affected by the issuance of additional Berkshire common shares related to the Rome acquisition.

Second quarter core earnings increased by 69% to $5.8 million in 2011 compared to 2010, and core earnings per share increased by 40% to $0.35 (including the impact of the newly issued shares).  Excluding the $0.03 estimated Rome-related core EPS accretion, core EPS grew at a 27% organic annualized rate compared to the prior quarter.  This ongoing organic growth in core EPS reflects the benefit of positive operating leverage resulting from revenue growth and disciplined expense management.

GAAP income results in 2011 included the impact of merger related non-core items listed on page F-9 of the accompanying tables, adjusted for tax accruals.  Second quarter 2011 GAAP earnings per share were $0.11, net of $0.24 per share in net after-tax merger related non-core items.  Including the benefits of the Rome merger, the core return on assets improved to 0.72% in the most recent quarter.  Net of merger related charges, GAAP return on assets measured 0.23%.  The efficiency ratio improved including the benefits of the merger and organic growth.

Second quarter total net revenue increased by 22% in 2011 compared to 2010.  The net interest margin improved to 3.52% from 3.30% in the prior quarter and 3.25% in the second quarter of 2010.  This improvement was primarily due to the higher margin of the acquired Rome operations, along with the continuing benefit of disciplined pricing of loans and deposits.  Second quarter wealth management revenue increased organically by 22% in 2011 compared to 2010, including the benefit of new business development at a 13% annualized rate for the first half of the year.  Including the wealth management business acquired after mid-year with the Legacy acquisition, Berkshire’s total assets under management now exceed $900 million for its combined wealth management business.  Second quarter insurance commissions increased 4% year-to-year, including the benefit of commercial account growth.  Second quarter revenue included the impact of a $0.5 million year-to-year reduction in insurance contingency income as a result of lower payouts from major carriers due to industry conditions.

BHLB – Berkshire Hills Bancorp	Page 3	www.berkshirebank.com

The provision for loan losses decreased in the most recent quarter compared to the prior quarter and to the second quarter of 2010, reflecting the continuing strong performance of the loan portfolio.   Under current accounting standards for business combinations, the Rome loan loss allowance was not transferred to Berkshire along with the Rome loans.  Estimated losses inherent in Rome’s loan portfolio were recorded as charges against the fair value of Rome loans on the merger date.  Berkshire’s loan loss allowance remained unchanged at $31.9 million during the second quarter.  The ratio of the allowance to total loans was 1.30% at mid-year 2011, and the ratio of the allowance to nonperforming loans was 212%.

Second quarter non-interest expense totaled $28.6 million, including $5.5 million in non-core merger related expenses.  Core non-interest expense totaled $23.2 million, which was a 16% increase over the second quarter of 2010.  This increase includes the impact of the core Rome operating expenses.  Berkshire is proceeding with its plans to achieve cost savings related to this merger, which are expected to be further realized in upcoming quarters.  FDIC insurance expense decreased due to the benefit of new FDIC industry assessment rates which became effective at the beginning of the second quarter.  This partially offset a write-down on a foreclosed property in anticipation of its sale.  Second quarter income tax expense decreased in 2011 compared to 2010 due to the lower pre-tax earnings as a result of the merger related expenses recorded in the most recent quarter.

UNAUDITED SELECTED FINANCIAL HIGHLIGHTS OF LEGACY BANCORP

Included in the financial exhibits to this news release are unaudited selected second quarter financial highlights of Legacy Bancorp.  This information does not include all items which will affect the final financial statements of Legacy as of the acquisition date.  Activity in the second quarter was in line with the Company’s expectations and transitioning in anticipation of the merger.  Additional financial information about Legacy Bancorp will be provided in the notes to the financial statements of Berkshire as of September 30, 2011, which will reflect the acquisition of Legacy as of July 21, 2011.  In conjunction with the acquisition of Legacy, a deposit divestiture agreement was entered into with NBT Bancorp to divest four Berkshire County Legacy branch offices with deposits totaling approximately $158 million.  It is anticipated that this divestiture will be completed by October 31, 2011.

BHLB – Berkshire Hills Bancorp	Page 4	www.berkshirebank.com

NOTE ON ACCOUNTING CORRECTION

Based on a review of its tax credit investment limited partnership interests in the most recent quarter, Berkshire determined that its net income had been understated by an immaterial amount in prior periods.  These interests primarily relate to low income housing, community development, and solar energy related investments.  The Company has corrected its accounting for these interests, including adjustments to non-interest income to reflect book losses in these interests, which are more than offset by the reduction of income tax expense resulting from federal income tax credits.  The enclosed financial statements include the impact of the correction of these immaterial errors to current and prior period financial information presented.

CONFERENCE CALL

Berkshire will conduct a conference call/webcast at 10:00 A.M. eastern time on Wednesday, July 27, 2011 to discuss the results for the quarter, the Legacy acquisition, and guidance about expected future results.  Information about the conference call follows:

Dial-in:	877-317-6789
Webcast:	www.berkshirebank.com (investor relations link)

A telephone replay of the call will be available through August 7, 2011 by calling
877-344-7529 and entering conference number: 451775.  The webcast and a podcast will be available at Berkshire’s website above for an extended period of time.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank, America's Most Exciting Bank(SM), and now has more than $4 billion in assets after the Legacy acquisition.    The Company has more than 60 full service branch offices in Massachusetts, New York, and Vermont providing personal and business banking, insurance, and wealth management services.  Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF).  For more information, visit www.berkshirebank.com or call 800-773-5601.

FORWARD LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements made in this document.

BHLB – Berkshire Hills Bancorp	Page 5	www.berkshirebank.com

NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition.  They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information.  A reconciliation of non-GAAP financial measures to GAAP measures is included in the accompanying financial tables.  In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.  The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense.  These measures exclude amounts which the Company views as unrelated to its normalized operations, including merger costs and restructuring costs.  Similarly, the efficiency ratio is also adjusted for these non-core items.  The Company also adjusts certain equity related measures to exclude intangible assets due to the importance of these measures to the investment community.  Non-GAAP adjustments in 2010 and 2011 are primarily related to expense charges related to the Rome and Legacy mergers.  These charges consist primarily of severance/benefit related expenses and professional fees.  Tax adjustments are based on an analysis of tax accruals for core income and for GAAP income, with the net difference included with non-core items and reflecting the timing impacts of tax expense estimates.

# # #

CONTACTS

Investor Relations Contact
David H. Gonci
Investor Relations Officer
413-281-1973

Media Contact
Elizabeth Mach
Marketing Officer
413-445-8390

BHLB – Berkshire Hills Bancorp	Page 6	www.berkshirebank.com

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED BALANCE SHEETS - UNAUDITED

	June 30,	March 31,	December 31,
(In thousands)	2011	2011	2010
Assets
Cash and due from banks	$30,912	$30,928	$24,643
Short-term investments	11,005	10,297	19,497

Trading security	16,025	15,781	16,155
Securities available for sale, at fair value	306,073	315,333	310,242
Securities held to maturity, at amortized cost	55,061	56,628	56,436
Federal Home Loan Bank stock and other restricted securities	23,120	23,120	23,120
Total securities	400,279	410,862	405,953

Loans held for sale	-	142	1,043

Residential mortgages	808,225	655,601	644,973
Commercial mortgages	988,342	924,311	925,573
Commercial business loans	345,364	288,375	286,087
Consumer loans	309,758	277,015	285,529
Total loans	2,451,689	2,145,302	2,142,162
Less: Allowance for loan losses	(31,919)	(31,898)	(31,898)
Net loans	2,419,770	2,113,404	2,110,264

Premises and equipment, net	44,026	39,131	38,546
Other real estate owned	1,700	2,400	3,386
Goodwill	178,068	161,725	161,725
Other intangible assets	14,523	10,638	11,354
Cash surrender value of bank-owned life insurance	56,865	46,465	46,085
Other assets	68,406	59,846	58,907
Total assets	$3,225,554	$2,885,838	$2,881,403

Liabilities and stockholders' equity
Demand deposits	$351,249	$283,526	$297,502
NOW deposits	216,256	217,776	212,143
Money market deposits	792,160	770,024	716,078
Savings deposits	315,161	229,528	237,594
Total non-maturity deposits	1,674,826	1,500,854	1,463,317
Time deposits	810,989	740,195	741,124
Total deposits	2,485,815	2,241,049	2,204,441

Borrowings	245,199	213,402	244,837
Junior subordinated debentures	15,464	15,464	15,464
Total borrowings	260,663	228,866	260,301

Other liabilities	34,106	25,201	28,014
Total liabilities	2,780,584	2,495,116	2,492,756

Total stockholders' equity	444,970	390,722	388,647

Total liabilities and stockholders' equity	$3,225,554	$2,885,838	$2,881,403

(1) The Company acquired Rome Bancorp Inc. ("Rome") on April 1, 2011 with total assets of $0.3 million.

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED

	June 30, 2011			March 31, 2011	December 31, 2010	(2) Organic annualized growth %
(Dollars in millions)	Balance	(1) Acquired Rome balance	Total w/o acquired loans	Balance	Balance	Quarter ended June 30, 2011	Year to date

Total residential mortgages	$808	$143	$665	$656	$645	6%	6%

Commercial mortgages:
Construction	110	-	110	108	127	8	(27)
Single and multi-family	91	2	89	88	87	5	5
Commercial real estate	787	43	744	728	712	9	9
Total commercial mortgages	988	45	943	924	926	8	4

Commercial business loans:
Asset based lending	134	-	134	113	98	74	73
Other commercial business loans	212	29	183	175	188	18	(5)
Total commercial business loans	346	29	317	288	286	40	22

Total commercial loans	1,334	74	1,260	1,212	1,212	16	8

Consumer loans:
Home equity	247	21	226	226	226	-	-
Other	63	20	43	51	59	(63)	(54)
Total consumer loans	310	41	269	277	285	(12)	(11)
Total loans	$2,452	$258	$2,194	2,145	2,142	9%	5%

DEPOSIT ANALYSIS

	June 30, 2011			March 31, 2011	December 31, 2010	(2) Organic annualized growth %
(Dollars in millions)	Balance	(1) Acquired Rome balance	Total w/o acquired deposits	Balance	Balance	Quarter ended June 30, 2011	Year to date
Demand	$351	$37	$314	$283	$297	44%	11%
NOW	217	17	200	218	212	(33)	(11)
Money market	792	20	772	770	716	1	16
Savings	315	88	227	230	238	(5)	(9)
Total non-maturity deposits	1,675	162	1,513	1,501	1,463	3	7

Time less than $100,000	416	49	367	369	369	(2)	(1)
Time $100,000 or more	395	18	377	371	372	6	3
Total time deposits	811	67	744	740	741	2	1
Total deposits	$2,486	$229	2,257	2,241	2,204	3%	5%

N/M - Not Meaningful
(1)  Acquired Rome loans and deposits at April 1, 2011.
(2)  June 30, 2011 organic annualized growth rate is calculated on organic growth only, which excludes the Rome acquired balances.
(3)  Quarterly data may not sum to annualized data due to rounding.

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2011	2010	2011	2010
Interest and dividend income
Loans	$28,607	$24,490	$53,213	$48,437
Securities and other	3,446	3,473	6,753	7,008
Total interest and dividend income	32,053	27,963	59,966	55,445
Interest expense
Deposits	5,768	6,787	11,483	13,683
Borrowings and junior subordinated debentures	2,084	2,305	4,136	4,594
Total interest expense	7,852	9,092	15,619	18,277
Net interest income	24,201	18,871	44,347	37,168
Non-interest income
Loan related fees	780	756	1,371	1,712
Deposit related fees	3,366	2,819	5,907	5,279
Insurance commissions and fees	2,782	3,197	6,512	6,670
Wealth management fees	1,389	1,140	2,778	2,316
Total fee income	8,317	7,912	16,568	15,977
Other	(277)	(301)	(197)	(220)
Gain on sale of securities, net	6	-	6	-
Non-recurring gain	124	-	124	-
Total non-interest income	8,170	7,611	16,501	15,757
Total net revenue	32,371	26,482	60,848	52,925
Provision for loan losses	1,500	2,200	3,100	4,526
Non-interest expense
Compensation and benefits	12,027	10,960	23,178	21,957
Occupancy and equipment	3,546	2,963	6,981	5,998
Technology and communications	1,531	1,373	2,997	2,756
Marketing and professional services	1,557	1,116	2,770	2,413
Supplies, postage and delivery	507	542	961	1,115
FDIC premiums and assessments	741	874	1,768	1,647
Other real estate owned	700	-	1,309	27
Amortization of intangible assets	935	768	1,651	1,536
Merger related expenses	5,451	-	7,159	21
Other	1,628	1,432	3,038	2,750
Total non-interest expense	28,623	20,028	51,812	40,220

Income before income taxes	2,248	4,254	5,739	8,179
Income tax expense	371	816	1,027	1,375
Net income	$1,877	$3,438	$4,712	$6,804

Earnings per share:
Basic	$0.11	$0.25	$0.31	$0.49
Diluted	$0.11	$0.25	$0.31	$0.49

Weighted average shares outstanding:
Basic	16,580	13,856	15,269	13,845
Diluted	16,601	13,894	15,299	13,875

(1) The Company acquired Rome on April 1, 2011. The income statement includes the second quarter operations of Rome.

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	Quarters Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(In thousands, except per share data)	2011	2011	2010	2010	2010
Interest and dividend income
Loans	$28,607	$24,606	$25,005	$24,917	$24,490
Securities and other	3,446	3,307	3,364	3,546	3,473
Total interest and dividend income	32,053	27,913	28,369	28,463	27,963
Interest expense
Deposits	5,768	5,715	6,121	6,512	6,787
Borrowings and junior subordinated debentures	2,084	2,052	2,153	2,267	2,305
Total interest expense	7,852	7,767	8,274	8,779	9,092
Net interest income	24,201	20,146	20,095	19,684	18,871
Non-interest income
Loan related fees	780	591	1,125	549	756
Deposit related fees	3,366	2,541	2,871	2,730	2,819
Insurance commissions and fees	2,782	3,730	2,150	2,316	3,197
Wealth management fees	1,389	1,192	1,051	1,090	1,140
Total fee income	8,317	8,054	7,197	6,685	7,912
Other	(277)	80	234	(122)	(301)
Gain on sale of securities, net	6	-	-	-	-
Non-recurring gain	124	-	-	-	-
Total non-interest income	8,170	8,134	7,431	6,563	7,611
Total net revenue	32,371	28,280	27,526	26,247	26,482
Provision for loan losses	1,500	1,600	2,000	2,000	2,200
Non-interest expense
Compensation and benefits	12,027	11,151	11,093	10,870	10,960
Occupancy and equipment	3,546	3,435	3,043	2,988	2,963
Technology and communications	1,531	1,466	1,519	1,458	1,373
Marketing and professional services	1,557	1,213	1,520	1,253	1,116
Supplies, postage and delivery	507	454	453	520	542
FDIC premiums and assessments	741	1,027	887	893	874
Other real estate owned	700	609	184	100	-
Amortization of intangible assets	935	716	718	768	768
Merger related expenses	5,451	1,708	426	-	-
Other	1,628	1,410	1,572	1,244	1,432
Total non-interest expense	28,623	23,189	21,415	20,094	20,028

Income before income taxes	2,248	3,491	4,111	4,153	4,254
Income tax expense	371	656	511	699	816
Net income	$1,877	$2,835	$3,600	$3,454	$3,438

Earnings per share:
Basic	$0.11	$0.20	$0.26	$0.25	$0.25
Diluted	$0.11	$0.20	$0.26	$0.25	$0.25

Weighted average shares outstanding:
Basic	16,580	13,943	13,890	13,865	13,856
Diluted	16,601	13,981	13,934	13,893	13,894

BERKSHIRE HILLS BANCORP, INC.
ASSET QUALITY ANALYSIS

	At or for the Quarters Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(Dollars in thousands)	2011	2011	2010	2010	2010
NON-PERFORMING ASSETS
Non-accruing loans:
Residential mortgages	$2,811	$1,529	$2,174	$2,520	$2,251
Commercial mortgages	9,600	9,510	9,488	11,122	11,049
Commercial business loans	1,764	1,507	1,305	2,128	2,731
Consumer loans	862	763	745	616	498
Total non-accruing loans	15,037	13,309	13,712	16,386	16,529
Other real estate owned	1,700	2,400	3,386	2,900	2,900
Total non-performing assets	$16,737	$15,709	$17,098	$19,286	$19,429

Total non-accruing loans/total loans	0.61%	0.62%	0.64%	0.80%	0.82%
Total non-performing assets/total assets	0.52%	0.54%	0.59%	0.69%	0.71%

PROVISION AND ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$31,898	$31,898	$31,836	$31,848	$31,829
Charged-off loans	(1,564)	(1,758)	(2,216)	(2,121)	(2,502)
Recoveries on charged-off loans	85	158	278	109	321
Net loans charged-off	(1,479)	(1,600)	(1,938)	(2,012)	(2,181)
Provision for loan losses	1,500	1,600	2,000	2,000	2,200
Balance at end of period	$31,919	$31,898	$31,898	$31,836	$31,848

Allowance for loan losses/total loans	1.30%	1.49%	1.49%	1.55%	1.58%
Allowance for loan losses/non-accruing loans	212%	240%	233%	194%	193%

NET LOAN CHARGE-OFFS
Residential mortgages	$(225)	$(124)	$(173)	$(110)	$32
Commercial mortgages	(597)	(963)	(811)	(740)	(1,474)
Commercial business loans	(435)	(222)	(733)	(946)	(485)
Home equity	(68)	(79)	(42)	(3)	1
Other consumer	(154)	(212)	(179)	(213)	(255)
Total, net	$(1,479)	$(1,600)	$(1,938)	$(2,012)	$(2,181)

Net charge-offs (QTD annualized)/average loans	0.24%	0.30%	0.37%	0.40%	0.44%
Net charge-offs (YTD annualized)/average loans	0.27%	0.30%	0.42%	0.43%	0.46%

DELINQUENT AND NON-ACCRUING LOANS/TOTAL LOANS
30-89 Days delinquent	0.50%	0.59%	0.26%	0.28%	0.20%
90+ Days delinquent and still accruing	0.12%	0.11%	0.05%	0.03%	0.01%
Total accruing delinquent loans	0.62%	0.70%	0.31%	0.31%	0.21%
Non-accruing loans	0.61%	0.62%	0.64%	0.80%	0.82%
Total delinquent and non-accruing loans	1.23%	1.32%	0.95%	1.11%	1.03%

BERKSHIRE HILLS BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS

	At or for the Quarters Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2011	2011	2010	2010	2010

PERFORMANCE RATIOS
Core return on assets	0.72%	0.59%	0.56%	0.50%	0.51%
Return on total assets	0.23	0.39	0.51	0.50	0.51
Core return on equity	5.15	4.31	4.08	3.56	3.54
Return on total equity	1.67	2.89	3.72	3.56	3.54
Net interest margin, fully taxable equivalent	3.52	3.30	3.30	3.30	3.25
Non-interest income to assets	1.02	1.13	1.05	0.95	1.12
Non-interest income to net revenue	25.24	28.76	26.28	25.00	28.74
Non-interest expense to assets	3.56	3.22	3.03	2.90	2.95
Efficiency ratio	66.22	71.02	70.82	70.69	69.89

GROWTH
Total commercial loans, year-to-date (annualized)	20%	-%	17%	11%	9%
Total loans, year-to-date (annualized)	29	-	9	6	6
Total deposits, year-to-date (annualized)	26	7	11	6	5
Total net revenues, year-to-date, compared to prior year	15	6	17	4	3
Earnings per share, year-to-date, compared to prior year	(37)	(17)	N/M	124	172
Core earnings per share, year-to-date, compared to prior year	33	25	N/M	78	64

FINANCIAL DATA (In millions)
Total assets	$3,226	$2,886	$2,881	$2,799	$2,748
Total loans	2,452	2,145	2,142	2,054	2,020
Allowance for loan losses	32	32	32	32	32
Total intangible assets	193	172	173	174	175
Total deposits	2,486	2,241	2,204	2,069	2,040
Total stockholders' equity	445	391	389	382	384
Total core income	5.8	4.2	3.9	3.5	3.4
Total net income	1.9	2.8	3.6	3.5	3.4

ASSET QUALITY RATIOS
Net charge-offs (current quarter annualized)/average loans	0.24%	0.30%	0.37%	0.40%	0.44%
Non-performing assets/total assets	0.52	0.54	0.59	0.69	0.71
Allowance for loan losses/total loans	1.30	1.49	1.49	1.55	1.58
Allowance for loan losses/non-accruing loans	212	240	233	194	193

PER SHARE DATA
Core earnings, diluted	$0.35	$0.30	$0.28	$0.25	$0.25
Net earnings, diluted	0.11	0.20	0.26	0.25	0.25
Tangible book value	15.07	15.52	15.35	14.89	14.96
Total book value	26.61	27.68	27.61	27.29	27.43
Market price at period end	22.39	20.83	22.11	18.96	19.48
Dividends	0.16	0.16	0.16	0.16	0.16

CAPITAL RATIOS
Stockholders' equity to total assets	13.80%	13.54%	13.49%	13.66%	13.97%
Tangible stockholders' equity to tangible assets	8.31	8.07	7.98	7.96	8.16

N/M - Not Meaningful
(1)	Reconciliation of Non-GAAP financial measures, including all references to core and tangible amounts, appear on pages F-9 & F-10.
Tangible assets are total assets less total intangible assets.
(2)	All performance ratios are annualized and are based on average balance sheet amounts, where applicable.

BERKSHIRE HILLS BANCORP, INC.
AVERAGE BALANCES

	Quarters Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(In thousands)	2011	2011	2010	2010	2010
Assets
Loans:
Residential mortgages	$802,460	$651,059	$639,470	$633,846	$636,009
Commercial mortgages	973,557	929,564	901,434	892,124	877,638
Commercial business loans	333,700	283,747	251,229	212,697	180,830
Consumer loans	311,057	281,069	288,782	296,827	302,928
Total loans	2,420,774	2,145,439	2,080,915	2,035,494	1,997,405
Securities	405,670	403,549	411,207	402,604	407,696
Short-term investments	4,688	12,035	13,658	13,865	10,505
Total earning assets	2,831,132	2,561,023	2,505,780	2,451,963	2,415,606
Goodwill and other intangible assets	196,292	172,653	173,386	174,124	174,887
Other assets	186,785	142,789	147,365	141,868	129,665
Total assets	$3,214,209	$2,876,465	$2,826,531	$2,767,955	$2,720,158

Liabilities and stockholders' equity
Deposits:
NOW	$229,980	$215,191	$210,487	$195,433	$196,387
Money market	778,055	746,366	635,745	612,106	598,007
Savings	317,232	234,838	232,494	219,701	221,196
Time	809,768	737,551	741,921	749,234	748,248
Total interest-bearing deposits	2,135,035	1,933,946	1,820,647	1,776,474	1,763,838
Borrowings and debentures	269,665	229,878	292,416	288,467	266,860
Total interest-bearing liabilities	2,404,700	2,163,824	2,113,063	2,064,941	2,030,698
Non-interest-bearing demand deposits	334,171	293,895	289,786	280,628	275,883
Other liabilities	25,268	26,862	36,490	34,158	25,148
Total liabilities	2,764,139	2,484,581	2,439,339	2,379,727	2,331,729

Total stockholders' equity	450,070	391,884	387,192	388,228	388,429

Total liabilities and stockholders' equity	$3,214,209	$2,876,465	$2,826,531	$2,767,955	$2,720,158

Supplementary data
Total non-maturity deposits	$1,659,438	$1,490,290	$1,368,512	$1,307,868	$1,291,473
Total deposits	2,469,206	2,227,841	2,110,433	2,057,102	2,039,721
Fully taxable equivalent income adj.	675	679	716	709	693

(1) Average balances for securities available-for-sale are based on amortized cost.  Total loans include non-accruing loans.

BERKSHIRE HILLS BANCORP, INC.
AVERAGE YIELDS (Fully Taxable Equivalent - Annualized)

	Quarters Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2011	2011	2010	2010	2010

Earning assets
Loans:
Residential mortgages	4.97%	5.04%	5.01%	5.17%	5.26%
Commercial mortgages	4.74	4.68	4.91	4.74	4.96
Commercial business loans	4.89	4.69	4.83	5.86	4.99
Consumer loans	3.97	3.63	3.72	3.83	3.93
Total loans	4.74	4.65	4.77	4.86	4.90
Securities	4.07	4.01	3.94	4.19	4.09
Short-term investments	0.19	0.13	0.11	0.15	0.10
Total earning assets	4.64	4.53	4.60	4.72	4.75

Funding liabilities
Deposits:
NOW	0.31	0.33	0.35	0.32	0.35
Money Market	0.69	0.75	0.85	0.87	0.98
Savings	0.26	0.31	0.26	0.22	0.25
Time	2.00	2.19	2.36	2.59	2.68
Total interest-bearing deposits	1.08	1.20	1.33	1.45	1.54
Borrowings and debentures	3.10	3.62	2.92	3.12	3.46
Total interest-bearing liabilities	1.31	1.46	1.55	1.69	1.79

Net interest spread	3.33	3.07	3.05	3.03	2.96
Net interest margin	3.52	3.30	3.30	3.30	3.25

Cost of funds	1.15	1.28	1.37	1.48	1.58
Cost of deposits	0.94	1.04	1.15	1.26	1.33

(1) Average balances and yields for securities are based on amortized cost.
(2) Cost of funds includes all deposits and borrowings.

BERKSHIRE HILLS BANCORP, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

		At or for the Quarters Ended
		June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(Dollars in thousands)		2011	2011	2010	2010	2010
Net income		$1,877	$2,835	$3,600	$3,454	$3,438
Adj: Gain on sale of securities, net		(6)	-		-	-
Adj: Other non-recurring gain		(124)	-	-	-	-
Plus: Merger related expense		5,451	1,708	426	-	-
Adj: Income taxes		(1,400)	(316)	(78)	-	-
Total core income	(A)	$5,798	$4,227	$3,948	$3,454	$3,438

Total non-interest income		$8,170	$8,009	$7,783	$6,915	$7,963
Adj: Gain on sale of securities, net		(6)	-	-	-	-
Adj: Other non-recurring gain		(124)	-	-	-	-
Total core non-interest income		8,040	8,009	7,431	6,563	7,611
Net interest income		24,201	20,146	20,095	19,684	18,871
Total core revenue		$32,241	$28,155	$27,526	$26,247	$26,482

Total non-interest expense		$28,623	$23,189	$21,415	$20,094	$20,028
Less: Merger related expense		(5,451)	(1,708)	(426)	-	-
Core non-interest expense		23,172	21,481	20,989	20,094	20,028
Less: Amortization of intangible assets		(935)	(716)	(718)	(768)	(768)
Total core tangible non-interest expense		$22,237	$20,765	$20,271	$19,326	$19,260

(Dollars in millions, except per share data)
Total average assets	(B)	$3,214	$2,876	$2,827	$2,768	$2,720
Total average stockholders' equity	(C)	450	392	387	388	388

Total stockholders' equity, period-end		445	391	389	383	385
Less: Intangible assets, period-end		(193)	(172)	(173)	(174)	(175)
Total tangible stockholders' equity, period-end	(D)	252	219	216	209	210

Total shares outstanding, period-end (thousands)	(E)	16,721	14,115	14,076	14,037	14,037
Average diluted shares outstanding (thousands)	(F)	16,601	13,981	13,934	13,893	13,894

Core earnings per share, diluted	(A/F)	$0.35	$0.30	$0.28	$0.25	$0.25
Tangible book value per share, period-end	(D/E)	$15.07	$15.52	$15.35	$14.89	$14.96

Core return (annualized) on assets	(A/B)	0.72%	0.59%	0.56%	0.50%	0.51
Core return (annualized) on equity	(A/C)	5.15	4.31	4.08	3.56	3.54
Efficiency ratio (1)		66.22	71.02	70.82	70.69	69.89

(1) Efficiency ratio is computed by dividing total core tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments.  The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.
(2) Ratios are annualized and based on average balance sheet amounts, where applicable.
(3) Quarterly data may not sum to year-to-date data due to rounding.

BERKSHIRE HILLS BANCORP, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

		At or for the Six Months Ended
		June 30,	June 30,
(Dollars in thousands)		2011	2010
Net income (loss)		$ 4,712	$ 6,804
Adj: Gain on sale of securities, net		(6)	-
Adj: Non-recurring income		(124)	-
Plus: Merger related expense		7,159	21
Adj: Income taxes		(1,716)	(9)
Total core income	(A)	$ 10,025	$ 6,816
Plus: Amortization of intangible assets		1,651	1,536
Total tangible core income	(B)	$ 11,676	$ 8,352

Total non-interest income		$ 16,501	$ 15,757
Adj: Gain on sale of securities, net		(6)	-
Adj: Non-recurring income		(124)	-
Total core non-interest income		16,371	15,757
Net interest income		44,347	37,168
Total core revenue		$ 60,718	$ 52,925

Total non-interest expense		$ 51,812	$ 40,220
Less: Merger related expense		(7,159)	(21)
Core non-interest expense		44,653	40,199
Less: Amortization of intangible assets		(1,651)	(1,536)
Total core tangible non-interest expense		$ 43,002	$ 38,663

(Dollars in millions, except per share data)
Total average assets	(B)	$ 3,045	$ 2,699
Total average stockholders' equity	(C)	$ 421	$ 388

Total stockholders' equity, period-end		$ 445	$ 385
Less: Intangible assets, period-end		(193)	(175)
Total tangible stockholders' equity, period-end	(D)	$ 252	$ 210

Total common shares outstanding, period-end (thousands)	(E)	16,721	14,037
Average diluted common shares outstanding (thousands)	(F)	15,299	13,875

Core earnings per common share, diluted	(A/F)	$ 0.66	$ 0.49
Tangible book value per common share, period-end	(D/E)	$ 15.07	$ 14.96

Core return (annualized) on assets	(A/B)	0.77%	0.50%
Core return (annualized) on equity	(A/C)	5.55	3.48
Efficiency ratio (1)		68.10	70.26

(1) Efficiency ratio is computed by dividing total core tangible core non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments.  The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.
(2) Ratios are annualized and based on average balance sheet amounts, where applicable.
(3) Quarterly data may not sum to year-to-date data due to rounding.

LEGACY BANCORP, INC.
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS

	June 30,	December 31,
(In thousands)	2011	2010
Selected Financial Condition Data:
Loans:
Residential mortgages	$335,527	$351,093
Commercial mortgages	205,660	225,027
Other commercial loans	36,003	28,123
Consumer loans	9,596	10,518
Total loans	$586,786	$614,761

Deposits:
Demand deposits	78,014	75,116
NOW deposits	49,677	48,197
Money market deposits	194,650	210,721
Savings deposits	57,291	53,504
Time deposits	279,926	297,707
Total deposits	$659,558	$685,245

Total non-performing assets	$16,085	$18,775
Total accruing delinquent loans	$3,921	$3,616

	Three Months Ended
	June 30,
	2011	2010
Selected Operating Data:
Core net interest income	$6,059	$6,749
Core non-interest income	2,857	2,631
Core non-interest expense	7,159	7,765

	Six Months Ended
	June 30,
	2011	2010
Selected Operating Data:
Core net interest income	$12,107	$13,504
Core non-interest income	4,459	3,681
Core non-interest expense	13,673	14,939